UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) February 15, 2007



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



            STATE OF DELAWARE                  1-143           38-0572515
            -----------------                  -----           ----------
        (State or other jurisdiction of     (Commission     (I.R.S. Employer
        Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                 48265-3000
      -----------------------------------------                 ----------
      (Address of Principal Executive Offices)                  (Zip Code)



      Registrant's telephone number, including area code (313) 556-5000
                                                         --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ } Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

{ } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR
    240.14a-12)

{ } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

{ } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a) Non-Reliance on Previously Issued Financial Statements or a
             Related Audit Report or Completed Interim Review

In a Form 8-K filed on January 25, 2007, General Motors Corporation (GM) indicated it expected to restate its financial statements for 2002 through the third quarter of 2006. The restatement relates to adjustments in accounting for: derivative transactions at GM and GMAC under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended; deferred income taxes under SFAS No. 109, Accounting for Income Taxes; and other miscellaneous adjustments.

On February 15, 2007, the audit committee of the board of directors of GM approved management's conclusion that GM's previously filed consolidated financial statements and other financial information and the related audit reports of its independent registered public accountants for the years 2002, 2003, 2004 and 2005 and for the first three quarters of 2006 should no longer be relied upon, largely due to adjustments in accounting under SFAS No. 133. Management is currently assessing the impact of the restatement on its previously issued reports on internal controls over financial reporting and disclosure controls and procedures. GM does not expect the restatement to have a material impact on cash flow amounts previously reported.

GM's accounting adjustments under SFAS No. 133 are substantially complete, although some work remains. The current estimate of the cumulative impact of these SFAS No. 133 adjustments to retained earnings, including GMAC, as of September 30, 2006 is an increase of approximately $200 million.

In addition, GM previously disclosed that retained earnings as of December 31, 2001 and subsequent periods were understated by a range of $450 million to $600 million due to an overstatement of deferred tax liabilities. GM currently estimates that the deferred tax liability overstatement is approximately $1.0 billion. This impact is partially offset by an estimated $500 million adjustment to stockholders' equity related to taxation of foreign currency translation, arising primarily prior to 2002 and affecting all periods through the third quarter of 2006. The estimated net effect of such tax adjustments results in an understatement of stockholders' equity as of December 31, 2001 and subsequent periods of approximately $500 million.

The audit committee of the board of directors of GM discussed these matters with GM's independent registered public accounting firm, Deloitte & Touche LLP.


ITEM 8.01  Other Events

On February 16, 2007, GM issued a news release discussing non-reliance on its previously filed financial statements and other financial information, as well as estimates of the impact of adjustments under SFAS No. 133 and of various tax adjustments on GM's financial condition. A copy of the news release is attached as an exhibit to this Current Report on Form 8-K.


ITEM 9.01  Financial Statements and Exhibits

Exhibit    Description
-------    -------------------------------------------------------------------

99.1       GM News Release dated February 16, 2007

Forward-Looking Statements

 In this report on Form 8-K and in related comments by GM's management, we use words like "expect," "anticipate," "estimate," "plan," "intend," "pursue," or "believe," to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM's actual results may differ materially due to a variety of important factors. Among other items, such factors include completion of the restatement adjustments; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates; factors affecting GMAC's results of operations and financial condition such as credit ratings, interest rates, the housing market, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in its contractual servicing rights; and changes in economic conditions, currency exchange rates and valuations associated with derivative instruments.


                                      # # #

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  February 16, 2007             By:  /s/ NICK S. CYPRUS
                                     ---  ------------------
                                          (Nick S. Cyprus
                                           Controller and
                                           Chief Accounting Officer)